PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION

DECLARES CASH DIVIDEND

Midland Park, NJ – October 17, 2012 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.02 per share cash dividend. Common stockholders of record as of November 1, 2012 will be paid the dividend on November 15, 2012. The Corporation has paid cash dividends for 24 consecutive years.

In announcing the dividend, Chairman William C. Hanse stated, “The Board of Directors has made the prudent decision to reduce the fourth quarter 2012 cash dividend on common shares to $0.02 per share from the prior quarterly dividend of $0.04. The Board of Directors remains dedicated to our shareholders as well as the bank’s unique tithing mission.”

Paul Van Ostenbridge, President and Chief Executive Officer continued, “While we recognize our commitment to provide value to our shareholders, we are also cognizant of maintaining a strong capital position. Our management team has been diligent at addressing the workout of problem loans and is making solid progress, but this improvement has come at a cost to the bank. This dividend level allows the Corporation to retain the earnings thus supporting the Corporation’s ability to continue to exceed the regulatory requirements for a well-capitalized institution.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s total tithe donations total $7.7 million.

We invite you to visit our website at www.asbnow.com for additional information.

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